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          ADVANCED TISSUE SCIENCES COMPLETES PRIVATE PLACEMENT OF STOCK

     LA JOLLA, Calif., November 5, 2001 -- Advanced Tissue Sciences, Inc. (NASDAQ: ATIS) today announced the completion of a private placement of approximately $14.7 million covering the sale of 3,534,335 shares of unregistered common stock at $4.15 per share to a group of institutional investors led by the State of Wisconsin Investment Board (SWIB). SWIB purchased 2,450,000 shares in this offering. UBS Warburg LLC served as the placement agent for the transaction.

     The proceeds of this financing are intended for general corporate purposes, including to fund the expansion of production capacity to meet anticipated demand for the company's tissue-engineered human-based collagen and to advance other product programs, including the launch of Dermagraft(R).

     "This investment, following the approval of Dermagraft and the collaboration with Medtronic Corporation, represents confidence and progress in the execution of our business strategy," said Advanced Tissue Sciences' chairman and CEO, Arthur J. Benvenuto. "We are certainly pleased that the State of Wisconsin Investment Board, our largest and longest-term institutional investor, continues to support the company's plans for the future. We are equally pleased to welcome our new investors."

     "We are happy to make this additional investment in Advanced Tissue Sciences. We are impressed with the caliber of people and progress achieved by the company, including the recent FDA approval of Dermagraft for the treatment of diabetic foot ulcers," said John Nelson, Investment Director for the State of Wisconsin Investment Board. "This investment provides additional financial resources for the company to

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Advanced Tissue Completes Private Placement                         Page 2 of 3


continue progress in the development and commercialization of its promising product pipeline." SWIB manages investments of over $60 billion on behalf of over 450,000 government employees and retirees.

     The securities sold in this private placement have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from registration requirements.

     ADVANCED TISSUE SCIENCES is redefining tissue repair and transplantation with human-based products developed and derived from its patented tissue-engineering technology. It is the only company to have gained FDA approval for a tissue-engineered, living dermal substitute that is human-based, mass-produced and frozen for an extended shelf life.

     The company's efforts are concentrated in four therapeutic areas where the body cannot heal itself: wound care; aesthetic and reconstructive; cardiovascular; and orthopedic. Four products are currently generating revenue for the company: TransCyte(R), a temporary covering for second and third degree burns; Dermagraft(R), for the treatment of diabetic foot ulcers; tissue-engineered, human-based collagen for wrinkle injections; and NouriCel(TM) for skincare and cosmetic markets. Other products are in clinical or pre-clinical stages.

     The company has developed strategic alliances designed to unlock longer term product opportunities. These include two joint ventures with Smith & Nephew, a strategic alliance with Inamed Corporation and a collaboration with Medtronic, Inc. More information on Advanced Tissue Sciences is available at www.advancedtissue.com.

     Statements in this press release that are not strictly historical may be "forward-looking" statements which involve risks and uncertainties. No assurances can be given, for example, that the company will be able to execute its business strategy, obtain additional financing to continue operations when needed, keep existing or established collaborative relationships, successfully develop or commercialize its products, or obtain appropriate regulatory approvals. Actual results may differ from those described in this press release due to risks and uncertainties detailed from time to time in publicly available filings with the Securities and Exchange Commission including, without limitation, Advanced Tissue Sciences' Annual Report on Form 10-K for the year ended

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Advanced Tissue Completes Private Placement                         Page 3 of 3


December 31, 2000 and quarterly reports on Form 10-Q for the quarters ended March 30, 2001 and June 30, 2001. The company undertakes no obligation to release publicly the results of any revision to these forward-looking statements to reflect events or circumstances arising after the date hereof.

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